Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of Intensity Therapeutics, Inc. on Form S-1 to be filed on or about December 13, 2024 of our report dated March 14, 2024, on our audits of the financial statements as of December 31, 2023 and 2022 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed March 14, 2024. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.
/s/ EisnerAmper LLP
EISNERAMPER LLP
New York, New York
December 13, 2024